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                                                                   EXHIBIT 10.16




                              SERVICING AGREEMENT


        This Servicing Agreement is entered in to by and between FIRST ENTERPRISE FINANCIAL GROUP, INC. (hereinafter referred to as "Servicer"), an Illinois corporation and LIBERTY BANK (hereinafter referred to as "Liberty"), a Connecticut banking corporation this 4th day of April, 1996.

        For good and valuable consideration, receipt of which is acknowledged, and in consideration of the mutual promises, covenants, representations and warranties hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

        Section 1.0 DEFINED TERMS. Whenever used in this Agreement, the following terms have the respective meanings set forth below. The definitions of such terms are applicable to the singular as well as to the plural forms of such terms.

             AFFILIATE. Any corporation, partnership or other entity owned, managed or controlled by the Servicer which has engaged in the origination or acquisition of Contracts purchased pursuant to the terms of the Asset Purchase Agreement, or which will be involved in the servicing or collection of the Contracts or the liquidation of collateral pledged as security for the repayment of the Contracts.

             ASSET PURCHASE AGREEMENT. That certain agreement of even date herewith entered into between Servicer and Liberty which provides for the sale of motor vehicle installment contracts by Servicer to Liberty.

             BONUS SERVICING FEE. The amount, if any, by which the Remittances received during a Due Period, net of Remittances dishonored or returned during the Due Period, exceed, for the Due Period, the sum of the Required Monthly Return plus the amount required to restore the Reserve Account to the Required Reserve Level.

             BORROWER. The person(s) or entity(s) that have executed a Contract, including any guarantor, co-signer, or other person or entity obligated to make payments under the Contract.

             BORROWER DOCUMENTS. With respect to each Contract, (i) the original Certificate of Title; (ii) the original executed Contract with original signatures and bearing on its front or back surface an assignment to Liberty;
(iii) a copy of the Dealer Invoice and invoices for any additional equipment included in the Contract; (iv) a copy of the original signed Credit
Application; (v) verification with respect to the Required Borrower Insurance that Servicer was the loss payee, additional insured or lienholder at the time of Servicer's purchase of the Contract; (vi) copies of (a) the credit bureau reports, (b) the completed credit investigation form, (c) the completed verification of employment and income forms, and (d) Borrower references; (vii) verification of Required Borrower Insurance including the policy number; (viii) Servicer's funds disbursement invoice or listing; (ix) a certificate for each type of Optional Borrower Insurance purchased by Borrower; (x) Servicer's loan process or "deal structure" sheet; (xi) a "fact sheet" from the dealer; and
(xii) other documents that may be required by Liberty in the ordinary course of business.
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             BORROWER RECORDS.  With respect to each Purchased Contract, and whether existing before or after the date of this Agreement (i) the Borrower Documents; and (ii) all other records, files and documents, whether consisting of paper or computerized or in some other form, which related specifically to the Contract, Borrower, Financed Vehicle or associated Contract Right.

             BORROWER OUTSTANDING GROSS BALANCE. The outstanding balance on a Contract equal to the unpaid Scheduled Payments, including late charges, costs of collection actually incurred and Advances, due under the Contract.

             BORROWER'S OUTSTANDING PRINCIPAL BALANCE. The outstanding principal balance on any Purchased Contract which is calculated by subtracting the unearned finance charge on the Purchased Contract from the unpaid Scheduled Payments due under the Purchased Contract.

             BUSINESS DAY. Any day other than (a) a Saturday or Sunday or (b) another day on which banking institutions in the State of Connecticut are authorized or obligated by law, executive order, or governmental decree to be closed.

             CERTIFICATE OF TITLE. With respect to any Financed Vehicle, the Certificate of Title (or other evidence of ownership) issued by the department of motor vehicles, or other appropriate governmental body, of the state in which the Financed Vehicle is to be registered, showing the Borrower as owner with either notation of the Servicer's first lien or such other status indicated thereon which is necessary to perfect Servicer's security interest in the Financed Vehicle as a first priority interest, and showing no other actual or possible ownership or lien interests.

             CHARGE-OFF CONTRACT. A Purchased Contract: (i) which is a Defaulted Contract, (ii) in connection with which Insurance Proceeds or Liquidation Proceeds have been received, or (iii) for which the Borrower has made what purports to be the final payment or a prepayment in full but the amount paid results in a shortage.

             CHARGE-OFF DEFICIENCY. With respect to each Charge-Off Contract, the amount by which the Borrower's Outstanding Principal Balance exceeds the Liquidation Proceeds and Insurance Proceeds, to the extent that such amount has not been included in a previous calculation and report of Charge-Off Deficiency.

             CLOSING DATE. With respect to each Portfolio of Purchased Contracts conveyed by Servicer to Liberty pursuant to the Asset Purchase Agreement, shall mean the date of execution of the Bill of Sale evidencing such conveyance.

             CREDIT APPLICATION. The credit application completed by the Borrower in order to request financing for the Borrower's purchase of the Financed Vehicle.

             DEALER INVOICE. As to new Financed Vehicles, the invoice prepared by the manufacturer; and means, as to used Financed Vehicles, the Black Book clean wholesale value adjusted for mileage and hard adds.


             DEBT RATIO. The debt-to-equity ratio of Servicer calculated in accordance with generally accepted accounting principles, by comparing the total liabilities to Tangible Net Worth.

             DEFAULTED CONTRACT. For any Due Period, a Purchased Contract for which (a) any Scheduled Payment is delinquent (not paid by the due date) more than ninety (90) days exclusive of



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any grace period contained in any such Contract (i.e. four (4) payments due as of the end of the Due Period); (b) a petition requesting relief under the Bankruptcy Code or a similar law was filed by or against the Borrower during the Due Period, and by the end of the Due Period the petition was not dismissed; (c) as of the end of the Due Period, the Financed Vehicle is missing or has been damaged beyond ordinary means of repair or has been leased or has been disposed of by sale or other transfer of title; (d) Servicer or Liberty shall have determined that by reason of a claim, lien, charge, pledge or encumbrance regarding the Contract or the Financed Vehicle or otherwise, payments under the Contract will not be made as of the last date of the Due Period; or (e) a Skip Loss Investigation was initiated and not satisfactorily resolved within sixty (60) days.

             DISCHARGE DATE. The first date by which all of the Purchased Contracts have been paid in full or forgiven by Liberty and all of Servicer's obligations under the Asset Purchase Agreement and this Agreement have been performed.

             DUE PERIOD. A calendar month during the period beginning with the calendar month during which the first Closing Date occurs and ending with the calendar month when all of the Servicer's obligations to Liberty under this Agreement and the Asset Purchase Agreement are fully paid and performed.

             EVENT OF DEFAULT.  This term has the meaning provided in Section
8.0 of this Agreement.

             FINANCED VEHICLE. The new or used motor vehicle purchased by a Borrower pursuant to a Purchased Contract.

             GOVERNMENTAL RULE. Any law, rule, regulation, ordinance, order, code, interpretation, judgement, decree, policy, decision or guideline issue by any branch of government.

             INSURANCE PROCEEDS. With respect to a Purchased Contract, amounts (including rebates and refunds) recovered under any warranty or insurance policy with respect to such Purchased Contract, and shall include, without limitation, amounts recovered during such Due Period under any credit life, credit health or disability insurance, or Borrower's physical damage insurance.

             INTEREST COVERAGE. The sum of Servicer's year-to-date pre-tax income plus year to date interest expense, compared to year-to-date interest expense.

             LIQUIDATION EXPENSES. The out-of-pocket expenses incurred in connection with the collection and enforcement of a Purchased Contract (including the attempted liquidation of a Purchased Contract which is brought current and is no longer in default during such attempted liquidation), the repossession and sale of a Financed Vehicle, and the collection and enforcement of Contract Rights.

             LIQUIDATION PROCEEDS. With respect to a Purchased Contract and a Due Period, all amounts (other than Insurance Proceeds) received from the sale or other disposition of the Financed Vehicle, during any Due Period, net of any amounts required by law to be remitted to the Borrower.

             MONTHLY PRINCIPAL. Means, with respect to a Due Period and a Purchased Contract, the Borrower's Outstanding Principal Balance as of the last day of the preceding Due Period minus the Borrower's Outstanding Principal Balance as of the last day of the Due Period.





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             MONTHLY YIELD.  Means the Borrower's Outstanding Principal Balance
as of the first day of a Due Period times one three hundred sixty-fifth (1/365th) of the Required Yield for the Purchased Contract times the number of days in the Due Period.

             OPTIONAL BORROWER INSURANCE. Any insurance which insures a Financed Vehicle or a Borrower's obligations under a Contract, including but not limited to credit life, credit health, credit disability, unemployment insurance; and any service contract, mechanical breakdown coverage, warranty, or extended warranty for a Financed Vehicle.

             PERFORMANCE CERTIFICATE. A certificate signed by the President, Senior Vice President or the Chief Financial Officer of the Servicer attesting to the fact that Servicer has, during the prior Due Period, complied with all requirements of this Agreement.

             PORTFOLIO OF PURCHASED CONTRACTS. The aggregate of individual Purchased Contracts which are identified on the list of Purchased Contracts attached to a Bill of Sale.

             POST OFFICE BOX. Any post office box into which Servicer shall receive Remittances. These Boxes are owned by General Electric Capital Corporation and Servicer is the permitted accessor of this Box so long as no default has occurred. The rights and obligations of Liberty and General Electric Capital Corporation with respect to control of and entitlement to Remittances delivered to the Post Office Boxes are more particularly delineated in a certain Intercreditor Agreement by and between Liberty and General Electric Capital Corporation dated April 4, 1996.

             PURCHASED CONTRACT. A motor vehicle installment sale contract purchased by Liberty from Servicer pursuant to the Asset Purchase Agreement.

             PURCHASED CONTRACT RIGHTS.  With respect to Purchased Contracts,
(i) Servicer's interest in the Financed Vehicle; (ii) all rights of Servicer with respect to the Contract and Financed Vehicle under all dealer agreements pursuant to which the Contract was acquired by Servicer excluding any rights or obligations of Servicer to any dealer reserve accounts; (iii) all rights of Servicer with respect to Required Borrower Insurance and Optional Borrower Insurance; (iv) all rights of Servicer, if any, to prepaid dealer rate participation in connection with the Contract; (v) all rights of Servicer with respect to Borrower Records and Remittances.

             REMITTANCES. Any amounts received with respect to the Purchased Contracts and associated Contract Rights, including but not limited to, Scheduled Payments, prepayments, payoffs, Liquidation Proceeds, Insurance Proceeds, rebates and refunds, late charges, repayment of Advances and fees (including not-sufficient-funds fees and extension and modification fees).

             REQUIRED BORROWER INSURANCE. Any casualty insurance the Borrower is required to obtain pursuant to the terms of the Purchased Contract.

             REQUIRED MONTHLY RETURN. For any Due Period, the Monthly Yield plus the Monthly Principal plus the Charge-Off Deficiency, plus the reimbursement for any Advances, plus the Servicing Fee.

             REQUIRED RESERVE LEVEL. As to the Reserve Account, ten percent (10%) of the total of the aggregate Borrowers' Outstanding Principal Balance for all Purchased Contracts as of the last day of a Due Period, but in no event less than Fifty Thousand and 00/100 ($50,000.00) Dollars, until





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such time as all sums due Purchaser pursuant to the terms of the Contracts purchased pursuant to the Asset Purchase Agreement have been received.

             REQUIRED YIELD. Nine and three-quarters (9.75%) percent for each Purchased Contract which is purchased within thirty (30) days subsequent to the date of execution of this Agreement. With respect to all other Contracts purchased hereunder, the Required Yield shall be four and one-quarter (4.25%) percent in excess of an Index. The Index is the weekly average yield on United States Treasury Securities adjusted to a constant maturity of twenty-four (24) months, as made available by the Federal Reserve Board. Purchaser will then round the result of this addition to the nearest one-eighth (0.125%) percent of one percentage point.

             RESERVE ACCOUNT.  The account established in accordance with
Article VI, Reserve Account, of the Asset Purchase Agreement.

             ROLLING AVERAGE CHARGE-OFF. The monthly average, for any six consecutive calendar months, of Charge-Off Deficiencies for the month divided by the end-of-month aggregate Borrower's Outstanding Principal Balance of Contracts which are not Charge-Off Contracts, expressed as a percentage.

             SCHEDULE OF PAYMENTS. The schedule of monthly payments disclosed on a Purchased Contract.

             SCHEDULED PAYMENT. The monthly payment amount indicated on the Schedule of Payments.

             SERVICING FEE. With respect to each Purchased Contract outstanding as of the last day of a Due Period, a fee of one quarter of one percent (.25%) of the Borrower's Outstanding Principal Balance of the Portfolio of Purchased Contracts as of the first day of the Due Period; provided that, for the first Due Period for each Purchased Contract, the fee shall be one quarter of one percent (.25%) of the Borrower's Outstanding Principal Balance on the date of purchase for that Purchased Contract; and provided that, when Liberty does not own a Purchased Contract for the entire Due Period or a Borrower's Outstanding Principal Balance is not outstanding for the entire Due Period, then the Servicing Fee shall be prorated.

             SKIP LOSS INVESTIGATION. An investigation of the whereabouts of a Financed Vehicle or Borrower which has been initiated by Servicer.

        Section 1.1 TERMS DEFINED IN THE ASSET PURCHASE AGREEMENT. All capitalized terms which are used in this Agreement but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement.

        Section 1.2 ACCOUNTING TERMS. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered by any person or entity pursuant to this Agreement shall be prepared, in accordance with generally accepted accounting principals as in effect from time to time applied on a consistent basis. To the extent generally accepted accounting principles do not apply to certain reports or account practices of Servicer, the parties will mutually agree on the accounting practices.





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                                   ARTICLE II
              APPOINTMENT AND GENERAL RESPONSIBILITIES OF SERVICER

        Section 2.0 APPOINTMENT OF SERVICER. Liberty hereby appoints Servicer to service the Purchased Contracts according to the terms of this Agreement.

        Section 2.1 INDEPENDENT CONTRACTOR. In the performance its duties hereunder, Servicer shall be an independent contractor acting on its own behalf in its own name and for its own account. It shall have no authority, express or implied, to act in any manner or by any means for or on behalf of Liberty in any capacity other than independent contractor. Servicer and Liberty are not partners, joint venturers, agents or assignees of each other. Servicer shall perform all of its obligations under this Agreement at its own expense, including but not limited to the payment of the Liquidation Expenses.

        Section 2.2 GENERAL SERVICING STANDARDS. Servicer shall service and administer the Purchased Contracts and associated Contract Rights and Borrower Records with due care and in accordance with the terms of this Agreement and shall have full power and authority, acting alone and subject only to the provisions of this Agreement to do any and all things in connection with the servicing and administration that it may in good faith deem necessary or desirable. Servicer shall service the Purchased Contracts and associated Contract Rights and Borrower Records in accordance with customary and usual procedures employed by financial institutions servicing installment contracts secured by motor vehicles and, to the extent more exacting, in accordance with the procedures used by it to service and administer similar motor vehicle installment contracts owned by Servicer; provided, however, that Servicer shall not release or waive, without the prior written consent of Liberty, any obligation of any Borrower except to the extent allowed in Article IV.

        Section 2.3 LISTING OF OFFICES AND LOCATIONS. Contemporaneously with the execution and delivery of this Agreement, Servicer shall deliver to Liberty a list of offices and locations of Servicer involved in, or responsible for, the administration and servicing of the Purchased Contracts, which list is attached hereto as Exhibit B, and which list shall be updated by the Servicer as changes are made. Servicer shall not change a location where it administers or services the Purchased Contracts unless it first gives Liberty sixty (60) days written notice and takes what action Liberty requests in order to protect Liberty's interest in the Purchased Contracts and related Contract Rights and Borrower Records at the new location.

        Section 2.4 PERFECTION OF OWNERSHIP INTEREST. Servicer shall take all actions that are necessary, and all reasonable actions requested by Liberty, to maintain continuous perfection and priority of Liberty's right, title and interest in the Purchased Contracts and associated Contract Rights, Borrower Records and Financed Vehicles, including, but not limited to, obtaining the execution and the recording, filing and refiling of all security agreements, Certificates of Title, cautionary financing statements, continuation statements or other instruments as are necessary to maintain the security interests granted by the Borrowers under the respective Purchased Contracts.

        Section 2.5 SERVICER COMPLIANCE. Servicer shall, at all times while performing its duties and obligations hereunder, comply with all applicable Governmental Rules, including, but not limited to, state and federal Governmental Rules pertaining to financing, licensing, sales, debt collection, consumer protection, credit reporting, usury, the Uniform Commercial Code, foreclosure, record retention and financial privacy. Servicer shall regularly train its collection employees to comply with applicable Governmental Rules.





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                                  ARTICLE III
                        MAINTENANCE OF FILES AND RECORDS

        Section 3.0 MAINTENANCE OF FILES. Servicer shall establish and maintain Purchased Contract files and records in a safe, up-to-date manner.
All Purchased Contract files and records shall be stored and maintained at one or more of the locations identified pursuant to Section 2.3. Servicer shall keep in each Purchased Contract file all Borrower Records that are not computerized including but not limited to all correspondence received regarding the Purchased Contract, Borrower, Financed Vehicle, or Contract Rights and copies of all correspondence and documents sent by Servicer regarding the Purchased Contract, Financed Vehicle, Borrower or Contract Rights.

        Section 3.1 RECORDS. The Servicer shall maintain records (including, without limitation, computerized records) reflecting its activities servicing the Purchased Contracts, which records shall be clearly marked to indicate that the Purchased Contracts and associated Contract Rights and Borrower Records are owned by Liberty.

        Section 3.2 ORIGINAL DOCUMENTS. Liberty will retain possession of the original Purchased Contract and Certificate of Title. Subject to the provisions of this Agreement and the Asset Purchase Agreement, Servicer shall, until Liberty requests their return, maintain possession of other documents, subject to Liberty's right of ownership. To the extent necessary for enforcement, lien release, or correction, Liberty shall deliver the Purchased Contract or Certificate of Title to Servicer. Whenever Servicer obtains any original Purchased Contract or Certificate of Title, it will hold it in trust for Liberty and will immediately deliver it to Liberty unless this Agreement provides otherwise. Servicer shall exercise the highest standard of care in handling and delivering the original documents and the other documents in the Borrower files and records. Servicer shall not grant or allow any person or entity other than Liberty an interest in original documents or rights thereunder, and all original documents in the possession of Servicer shall be deemed to be in the possession of Liberty. Servicer shall not release or surrender any original Contract or Certificate of Title to anyone other than Liberty except upon payment in full of all sums due under such Contract, including the repayment of any Advance.

        Section 3.3 EXAMINATION OF RECORDS. At any time during Servicer's normal business hours Liberty and its agents and representatives may (i) physically inspect the Borrower Records and any others documents, files or other records described in Article III, including the records relating to the performance and servicing of the Purchased Contracts, and (ii) discuss the same with Servicer's officers and employees. Servicer shall supply Liberty with copies of any such documents, files or other records upon request.

        Section 3.4 RETENTION OF FILES. Unless otherwise requested by Liberty, or unless otherwise required by law, Servicer shall retain, with respect to each Purchased Contract, until six (6) months after Servicer closes its file for the Purchased Contract, the Borrower Records and all other records, files and documents related to the Purchased Contract. At the end of such six (6) month period, Servicer shall transfer all such items to Liberty. Servicer may retain copies of any such documents for its own files.

                                   ARTICLE IV
                           SPECIFIC SERVICING DUTIES

        Section 4.0 SPECIAL DEPOSIT ACCOUNT. Promptly following execution of this Agreement, Liberty shall enter into the Special Deposit Agreement with the Special Deposit Bank to establish the Special Deposit Account on such terms and conditions as are acceptable to Liberty. All





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amounts deposited in the Special Deposit Account from daily sweeps of
Servicer's bank accounts referred to in Section 4.1 below shall be gross Remittances. Servicer shall be entitled to all interest and credits issued by the Special Deposit Bank for the Special Deposit Account, and Servicer shall be responsible for the payment of all charges incurred with the Special Deposit Bank for the maintenance of the Special Deposit Account. All such amounts in said Special Deposit Account may be swept daily by Liberty.

        Section 4.1 POST OFFICE BOX. So long as no Event of Default has occurred, Servicer shall be permitted access to the Post Office Boxes for purposes of depositing all Remittances received therein into Servicer's local bank accounts (which local bank accounts are delineated in Exhibit A attached hereto), which local bank account balances shall be swept daily by the Special Deposit Account.

        Section 4.2 SERVICER TO ACT AS CUSTODIAN FOR LIBERTY. Servicer shall direct Borrowers and others making payments with respect to Contracts to remit payments to the Post Office Boxes. Liberty recognizes that from time to time Remittances may come into Servicer's possession and it hereby appoints Servicer as custodian of Liberty to receive such Remittances, but Liberty shall be deemed to have possession of the Remittances. Notwithstanding this appointment, or any other provision in this Agreement, Liberty shall remain the sole and absolute owner of the Remittances, Purchased Contracts and associated Contract Rights. Servicer shall maintain any Remittances received by it separate and apart from other funds and shall clearly denominate the funds so as to indicate the paramount interest of Liberty therein. If any Remittance is received directly or indirectly by Servicer, Servicer shall deposit the Remittance in Servicer's account(s) with the Special Deposit Bank as soon as possible, but in no event later than the next Business Day after receipt, and until so deposited, said Remittances shall be held in trust by Servicer for Liberty.

        Section 4.3 CUSTOMER SERVICE. Servicer shall provide sufficient staffing and telephone lines to: (1) quote payoffs to requesting Borrowers verbally and in writing, (2) record changes in garaging and billing addresses for Borrowers, (3) record name changes, (4) answer billing questions and (5) respond to any other written or telephonic inquiries relating to the Purchased Contracts.

        Section 4.4 INSURANCE. Servicer shall track the expiration date of Required Borrower Insurance and require Borrowers to maintain the Required Borrower Insurance and any Optional Borrower Insurance purchased by the Borrower.

        Section 4.5 PAYOFFS. In the event a Purchased Contract is paid in full with good funds or released as provided in Section 4.9, Servicer shall, if requested by the Borrower, (i) stamp the Purchased Contract "Paid" and return it to the Borrower, and (ii) release the lien on the Certificate of Title and return it to the Borrower.

        Section 4.6 DELINQUENT PAYMENTS AND DEFAULTS. If a payment is not received from a Borrower within five (5) days after the date it is due under the Purchased Contract, Servicer shall begin contact (by phone and/or mail as Servicer deems appropriate) with the Borrower to effect collection and to encourage timely payment. If Servicer is unable to make contact with a delinquent Borrower in a timely manner, Servicer shall initiate a Skip Loss Investigation. Servicer shall file proofs of claim in bankruptcy, receivership and probate proceedings. All collection activities hereunder shall be conducted by Servicer in accordance with the requirements of all applicable laws, statutes, rules or regulations.

        Section 4.7 PURCHASED CONTRACT MODIFICATIONS. Based on Borrower's reasons for delinquency, Servicer may grant short extensions (monthly payment deferrals not exceeding thirty (30) days) to those Borrowers having temporary cash flow problems. Servicer may also, with the prior





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
written consent of Liberty only, modify Purchased Contract terms to allow collateral substitutions or assumptions. Servicer will exercise care in offering extensions and modifications so as not to defer losses likely to occur. During the life of a Purchased Contract, extensions and modifications shall not have the effect of extending the original Purchased Contract term more than three (3) months or reducing the Borrower's Principal Outstanding Balance. In no event shall more than one (1) such extension be granted or permitted in any six (6) month period.

        Section 4.8 REALIZATION UPON DELINQUENT PURCHASED CONTRACTS. If no satisfactory arrangements can be made for collection of delinquent payments after giving the Borrower all required notices and opportunities to cure, Servicer shall accelerate the Purchased Contract and pursue foreclosure of Liberty's security interest in the Financed Vehicle, Servicer may commence and prosecute legal proceedings in respect of such Purchased Contract in its own name or, if Servicer's counsel determines it is necessary, in the name and on behalf of Liberty. Servicer shall foreclose on Liberty's security interest in a commercially reasonable manner following the procedures necessary to preserve the right to pursue collection of any deficiency. Neither Servicer nor its employees or their relatives shall be allowed to purchase Financed Vehicles being foreclosed. Any such sale shall be conducted in a commercially-reasonable manner on commercially-reasonable terms. Liquidation Proceeds and Insurance Proceeds shall be applied as a credit to the Borrower's Outstanding Principal Balance. Servicer will use its best efforts to sell Financed Vehicles within thirty (30) days of repossession. In the event that the Liquidation Proceeds and the Insurance Proceeds are less than Borrower's Outstanding Principal Balance, Liberty shall reassign the Contract to Servicer. Servicer shall use its sole discretion in determining whether or not to institute a proceeding for a deficiency judgment against the Borrower. In the event that any such deficiency judgment proceeding is initiated, it shall be initiated in the sole name of the Servicer. Any proceeds derived from such deficiency judgment proceeding shall be deposited to the Special Deposit Account for the benefit of Liberty in accordance with the terms of this Agreement.

        Section 4.9 CONTRACT RIGHTS AND COLLECTION OF DEFICIENCIES. Servicer shall collect and enforce Contract Rights in a timely manner. If there is a deficiency balance after all Insurance Proceeds and Liquidation Proceeds have been received, Servicer shall pursue collection of the deficiency. After Liberty has received the Borrower's Outstanding Principal Balance (other than Liquidation Expenses) and all accrued Monthly Yield for a Purchased Contract with a deficiency balance, Servicer may release the Borrower from further liability in exchange for a payment less than the deficiency based on the Borrower's likely ability to pay.

        Section 4.10 LIQUIDATION EXPENSES. All Liquidation Expenses legally recoverable from the Borrower, collected and remitted to Liberty in good funds, shall be applied as a debit to the Borrower's Outstanding Principal Balance.

        Section 4.11 CHARGE-OFF CONTRACTS. After a Purchased Contract becomes a Charge-Off Contract, Servicer shall keep a record of the Charge-Off Deficiency and reduce the Borrower's Outstanding Principal Balance to zero as necessary for the reports provided to Liberty pursuant to Section 5.0(a) and for purposes of calculating the Servicing Fee and the Bonus Servicing Fee. However Servicer shall continue to keep track of the actual Borrower's Outstanding Principal Balance until the file and such information is transferred to Liberty.

                                   ARTICLE V
                             STATEMENTS AND REPORTS

        Section 5.0      REPORTS AND MONTHLY BACK-UP TAPE.





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                 (a)     Servicer shall furnish to Liberty such
reports in such form that Servicer determines are necessary for it to track and monitor (i) Servicer's performance of this Agreement, and (ii) the Purchased Contracts, Remittances, Financed Vehicles, Contract Rights, Required Borrower Insurance and Optional Borrower Insurance. Such reports shall include but not be limited to:

          Report                      Frequency                     Timing
          ------                      ---------                     ------
Trial Balance Report                  Monthly                  10th Business Day
Delinquency Report                    Monthly                  10th Business Day
Statistical Delinquency Report        Monthly                  10th Business Day
Charge Off Report                     Monthly                  10th Business Day
Unearned Interest Report              Monthly                  10th Business Day
Liquidation Report                    Monthly                  10th Business Day
Settlement Statement Report           Monthly                  10th Business Day
Cut Off Activity Report               Monthly                  10th Business Day
Group Sale Recap Report               Monthly                  10th Business Day
Investors Summary Report              Monthly                  10th Business Day

                         The monthly reports shall be provided to
Liberty no later than the number of days or Business Days indicated above after the end of the month. Along with the monthly reports, Servicer shall deliver to Liberty an executed Performance Certificate. The Trial Balance of Contracts Report shall contain all information required by Liberty to make the distribution of proceeds described in Section 6.0 hereof. If Servicer is for any reason unable to provide the Trial Balance of Contracts Report on or before the timeframe noted above, Servicer shall give Liberty prior notice of such inability and obtain an extension of the time for delivery of such report, which extension shall not be unreasonably withheld.

                 (b) Servicer shall furnish to Liberty no later than the fifth (5th) Business Day of each month, an up-to-date back-up tape of all information related to Purchased Contracts which Servicer has placed on electronic media, including but not limited to, payment histories, customer service notes, the Borrower's Outstanding Principal Balance, collection histories and customer names and addresses.

        Section 5.1 NOTICE OF CLAIMS. Within two (2) Business Days of receipt, Servicer shall provide Liberty with copies of all correspondence, notices and legal and administrative documents which allege that Servicer committed a wrongful act with regard to a Purchased Contract, Borrower, Contract Rights obligor, Optional Borrower Insurance, Required Borrower Insurance or Financed Vehicle (collectively, the "Notice Items"). Within five
(5) Business Days of receipt, Servicer shall inform Liberty in writing of the following:

                         (i)      the receipt of any claim or the
initiating of any legal process, litigation or administrative or judicial investigation regarding the Notice Items involving an uninsured amount in excess of $20,000 in any one instance or $100,000 in the aggregate;

                         (ii)     the receipt of a notice from any
agency or governmental body having authority over the conduct of its business that (A) it is being placed under regulatory supervision, (B) any license, permit, charter, membership or registration needed to perform this Agreement or material to the conduct of its business is to be suspended or revoked, or (C) it is to cease and desist any practice, procedure or policy employed by it in the conduct of its business, and such cessation will materially adversely affect the conduct of its business or materially adversely affect its financial affairs or adversely affect its ability to perform this Agreement; or

                         (iii)    the receipt of any claim or the
initiation of any legal process, litigation or administrative or judicial investigation against it involving an uninsured amount in excess of Twenty Thousand and 00/100 ($20,000.00) Dollars in any one instance or One Hundred Thousand and 00/100 ($100,000.00) Dollars in the aggregate.

                                   ARTICLE VI
                                 SERVICING FEES

        Section 6.0 CASH DISBURSEMENTS. On or before the fifteenth (15th) day of each month the total Remittances received and deposited in the Special Deposit Account during the previous Due Period will be accounted for and disbursed by Liberty in the order outlined below:

                 (1)     Liberty's Monthly Yield.

                 (2)     Liberty's Monthly Principal.

                 (3)     Servicing Fee to Servicer for previous Due
Period. If Servicer is in default of this Agreement or the Asset Purchase Agreement at the time any Servicing Fee is payable by Liberty, Liberty may withhold the payment until the default is cured to Liberty's satisfaction, if this Agreement or Liberty allows Servicer an opportunity to cure; or, if an opportunity to cure is not allowed or a default is not cured when allowed, Liberty may withhold payment until this Agreement is terminated. When the default is cured to Liberty's satisfaction, the Servicing Fee shall again be payable. No Servicing Fee shall be paid for any time period during which Servicer does not Service the Contracts. In the event that the total Remittances are insufficient to pay the Servicing Fee to Servicer during any monthly period, the unpaid Servicing Fee shall be accrued and, provided that no Act of Default by the Servicer has occurred hereunder, shall be paid from the first monthly total Remittances thereafter which provide sufficient funds to satisfy any accrued but unpaid Servicing Fee.

                 (4)     Charge-Off Deficiencies from the Due Period.

If the total Remittances less 1 and 2 above results in a shortfall, the shortfall will be charged to the Reserve and no further disbursement will be made for the current Due Period. If the total Remittances less 1, 2, 3 and 4 above results in a positive cash amount, the remaining cash will be distributed as follows until all remaining available cash is distributed:

                 (1) The amount required (if any) to restore the Reserve Account to the Required Level.

                 (2)     Collected Late Charges to the Servicer.

                 (3)     Other Collected Fees to the Servicer.

                 (4)     Bonus Servicing Fee.

        Section 6.1 RETENTION BY SERVICER. Servicer shall have no right to retain Remittances or make withdrawals from the Depository Account for payment of the Servicing Fee, or the Bonus Servicing Fee.

                                  ARTICLE VII
                         REPRESENTATIONS AND COVENANTS

        Section 7.0 REPRESENTATIONS AND WARRANTIES OF SERVICER. Servicer represents and warrants to Liberty as follows. These representations and warranties are hereby made as of the execution of this Agreement and are hereby made again as of the submission of each Performance Certificate. These representations and warranties survive the execution of this Agreement. Liberty's knowledge of any breach of the representations and warranties shall not void or waive them.

             (a) Servicer (i) is duly organized, validly existing and in good standing as an Illinois corporation, (ii) is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualifications necessary, and (iii) has full power, authority and legal right to own its property, to carry on its business as presently conducted, and to enter into and perform its obligations under this Servicing Agreement.

             (b) The execution and delivery by Servicer of this Servicing Agreement are within the corporate power of Servicer and have been duly authorized by all necessary corporate action on the part of Servicer.
Neither the execution or performance of this Agreement by Servicer conflicts with or will result in a breach of, or constitutes a default under, any of the provisions of any Governmental Rule binding on Servicer, the articles of incorporation or by-laws of Servicer, or any of the provisions of any indenture, mortgage, contract or other instrument to which Servicer is a party or by which it is bound; nor will they result in the creation or imposition of any lien upon any of Servicer's property.

             (c) Servicer has all governmental permits, licenses, approvals and registrations which are necessary for the execution, performance, validity and enforceability of this Agreement.

             (d) This Agreement has been duly executed and delivered by Servicer, and constitutes a legal, valid and binding obligation of Servicer enforceable in accordance with its terms.

             (e) There are no actions, suits or proceedings pending or, to the knowledge of Servicer threatened, against or affecting Servicer, or any Affiliate of Servicer involved in the origination or acquisition of Contracts being purchased pursuant to the Asset Purchase Agreement of even date herewith, before or by any court, administrative agency, arbitrator or governmental body with respect to any of the transactions contemplated by this Agreement, or which will, if determined adversely to Servicer, or any such Affiliate of Servicer, materially and adversely affect them or their business, assets, operations or condition, financial or otherwise, or adversely affect Servicer's ability to perform its obligations under this Agreement. Servicer is not in violation of any Governmental Rule.

             (f) Servicer has obtained all consents, approvals, waivers and notifications of creditors, lessors and other nongovernmental persons and entities necessary for the execution and performance of this Agreement.

             (g) There is no fact known to Servicer which Servicer has not disclosed to Liberty in writing with respect to the Purchased Contracts or the assets, liabilities, financial condition or activities of Servicer or its Affiliates which would or may be likely to have a material adverse effect upon the Purchased Contracts (or associated Borrower Records or Contract Rights) or Servicer's ability to perform its obligations under the Agreement. All information and documents prepared by Servicer and provided to Liberty at any time are true and accurate.

        Section 7.1      COVENANTS OF SERVICER.

             (a) Servicer shall keep in full effect its existence, rights and franchises as a corporation under the laws of the State of Illinois. Servicer and each Affiliate of Servicer shall retain and preserve its right to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to perform this Agreement, and shall hold all licenses in all jurisdictions which are necessary to perform this Agreement.

             (b) Servicer shall punctually perform and observe all of its obligations and agreements contained in this Servicing Agreement.

             (c) Except as specifically allowed by this Agreement, Servicer shall not take any action, or permit any action to be taken by others, which would diminish or impair (i) the obligations of Borrower's and Contract Rights payers, (ii) the Borrower Records, (iii) Liberty's rights under this Agreement or the Asset Purchase Agreement, or (iv) Liberty's rights with respect to the purchased Assets (as defined in the Asset Purchase Agreement).

             (d) Servicer shall not resign from its obligations under this Agreement unless (i) its Board of Directors determines that by reason of a change in Governmental Rules the continued performance by Servicer of its obligations under this Servicing Agreement is no longer legally permissible,
(ii) said determination is evidenced by a resolution of its Board of Directors to such effect, and (iii) said determination is accompanied by a legal opinion, satisfactory to Liberty, to such effect. No such resignation shall become effective until Liberty appoints a successor servicer or undertakes to do the servicing itself. In any such event, Servicer's entitlement to the Servicing Fee and any other compensation due Servicer hereunder, including, but not limited to, the Bonus Servicing Fee, shall terminate contemporaneously with such resignation.

             (e) Servicer shall throughout the term of this Agreement maintain an employee dishonesty bond covering claims made against it or its employees for theft in an amount equal to Two Hundred Thousand and 00/100 ($200,000.00) Dollars.

             (f) Servicer shall take such additional action as is reasonably requested by Liberty in order to carry out this Agreement.

             (g) During the term of this Agreement, Servicer shall provide Liberty with monthly financial statements of Servicer within fifteen (15) days of the end of each of month, and with annual audited financial statements of Servicer within ninety (90) days of the fiscal year-end. The annual financial statements shall be audited by a certified public accounting firm acceptable to Liberty. Along with the financial statements, Servicer shall also provide Liberty with a certificate of the certified public accountants preparing the same to the effect that they did not, in the course of their audit of Borrower's financial records incident to the preparation of such information, or otherwise, become aware of any default by the Borrower or any Affiliate of the Borrower under any provision of this Servicing Agreement or the Asset Purchase Agreement, except as stated in such certificate.

             (h) Servicer shall promptly notify Liberty if an Event of Default occurs, or if an event occurs which with the passage of time or giving of notice will be an Event of Default if not cured.

                                  ARTICLE VIII
                                    DEFAULT

        Section 8.0 EVENTS OF DEFAULT. Any of the following shall constitute an Event of Default by Servicer under this Agreement:

             (a) Any amount required to be deposited in Servicer's local bank account(s) and swept into the Special Deposit Account shall not have been deposited therein by Servicer within the time required in this Agreement; provided that, if such failure resulted solely as a result of any act or omission of Servicer, and provided further that said error is cured within one
(1) Business Day after written notice thereof has been given to Servicer by Liberty, no Event of Default shall have occurred.

             (b) Servicer shall default or breach any other provision of this Agreement or any document delivered pursuant hereto; provided that, if the same type of event has not occurred during the 360 days before such event, then such event will not be an Event of Default unless it is not cured within ten (10) days after written notice thereof has been given to Servicer by Liberty.

             (c) If any of the following types of orders are not dismissed within sixty (60) days of being entered; (i) an order for relief against Servicer in an involuntary case under a federal or state bankruptcy, insolvency or similar law; (ii) an order appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Servicer or of any substantial part of its property; or (iii) an order ordering the winding up or liquidation of the affairs of Servicer.

             (d) The commencement by Servicer of a voluntary case under any federal or state bankruptcy, insolvency or similar law; or the consent by Servicer to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Servicer or of any substantial part of its property; or the making by Servicer of an assignment for the benefit of creditors; or the failure by Servicer generally to pay its debts as such debts become due; or the taking of action by Servicer in furtherance of any of the foregoing.

             (e) Debt Ratio exceeds 5.0:1, and Servicer has not cured such default by obtaining additional Subordinated Debt or an equity infusion within thirty (30) days following written notice of the default from Liberty.

             (f)     Interest Coverage is less than 1.15.

             (g) Liberty determines that a material adverse change has occurred in the business, operations, servicing, or financial condition of Servicer or in its ability to perform this Agreement.

             (h) The breach of any representation, warranty, agreement or covenant contained in the Asset Purchase Agreement or any document delivered pursuant thereto which has not been cured within any applicable cure period.

             (i) Any Act of Default committed by Servicer pursuant to the terms of a certain Asset Purchase Agreement or a certain Servicing Agreement by and between Servicer and Liberty both dated May 22, 1995 or pursuant to any of the documents executed in conjunction with said transaction.

        Section 8.1 REMEDIES IN THE EVENT OF DEFAULT. All rights and remedies of Liberty are cumulative, and none are intended to be exclusive of another or of any right or remedy which it may have at law or in equity. Upon the occurrence of any Event of Default, then in addition to any other rights and remedies of Liberty, Liberty shall have the right to:

             (a)     terminate the Servicer as the servicer of the Contracts;

             (b) terminate further payment of any Servicing Fees and Bonus Servicing Fees; and

             (c) protect and enforce its rights and remedies under this Agreement, and foreclose or otherwise realize on its security for Servicer's obligations under this Agreement, and exercise any of the rights and remedies available to it at law or equity.

        Section 8.2 LIBERTY DEFAULT. In the event of a default of this Agreement by Liberty which Liberty fails to cure within thirty (30) days after receipt of written notice from Servicer, Servicer's sole and exclusive remedy shall be a cause of action against Liberty for breach of contract with damages limited to actual and direct damages caused by the breach. In no event shall Liberty be liable to Servicer for any consequential, incidental, or punitive damages, or for loss of profits or loss of goodwill, except for fraud by Liberty against Servicer.

                                   ARTICLE IX
                                INDEMNIFICATION

        Section 9.0 INDEMNITY. Servicer shall indemnify and hold Liberty harmless from any and all losses, damages, costs, good faith settlements, expenses, taxes, attorneys' fees and other liabilities including, without limitation, costs of investigation, fees and expenses at trial and on appeal, and costs in successfully asserting the right to indemnification hereunder (all of the foregoing are referred to in this Section as "Losses") incurred by Liberty at any time and pertaining to (i) a default of Servicer's obligations under this Agreement or otherwise, or (ii) facts which are, or allegations which if true would be, a breach of any representation, warranty, agreement or covenants of Servicer contained in this Agreement or the Asset Purchase Agreement, or (iii) activities, operations or conduct of Servicer. If legal action is commenced against Liberty regarding a matter for which Liberty is entitled to indemnification under this Section, Liberty will give notice to Servicer of the action within 60 days following Liberty's knowledge thereof. The failure to notify will not relieve Servicer from any liability which it may have to Liberty hereunder or otherwise, with the exception of any losses resulting from such failure to notify. With respect to each such notice, Servicer shall, at Liberty's option, immediately take all action necessary to minimize any risk or loss to Liberty including retaining counsel satisfactory to Liberty and take such other actions as are necessary to defend Liberty or to discharge the indemnification obligations hereunder. Liberty may, at its option, conduct such defense at the expense of Servicer if the conduct of such defense would not, in Liberty's reasonable judgement, have a material adverse impact on the continuing operations of Servicer. Servicer shall pay on demand any indemnified Losses incurred by Liberty. Liberty and Servicer shall fully cooperate with each other in fulfilling the intent of this Section of this Agreement. Servicer shall not settle any claim in which Liberty is named without the prior written consent of Liberty.

                                   ARTICLE X
                                  TERMINATION

        Section 10.0 TERMINATION OF AGREEMENT. Unless sooner terminated, this Agreement shall terminate on the Discharge Date. Liberty has the right to terminate this Agreement prior to the Discharge Date following the occurrence of the following events:

             (a)     an Event of Default by Servicer;

             (b)     termination of the Asset Purchase Agreement;

             (c) the Purchased Contracts in total as a group, or the motor vehicle installment contracts owned by Servicer in total as a separate group, have a Rolling Average Delinquency greater than eight (8.0%) percent or a Rolling Average Charge-Off greater than one and three-quarters (1.75%) percent.

        Section 10.1 EFFECT OF TERMINATION OR RESIGNATION. Following the effective date of termination of this Agreement or the effective date of the termination or resignation of Servicer as servicer of the Purchased Contracts:

             (a) Servicer at Liberty's request and at Servicer's expense shall deliver the Borrower Records, and all records and files described in
Article III, as instructed by Liberty, and shall use its best efforts to effect the orderly and efficient transfer of the servicing of the Purchased Contracts to the party which will be assuming responsibility for such servicing including, without limitation, directing Borrowers to remit all Remittances to an account or address designated by Liberty;

             (b) Liberty is authorized on behalf of Servicer, and in Servicer's name if Liberty so elects, to take such action as is necessary to transfer servicing from Servicer;

             (c) Liberty's rights under this Agreement shall not be affected by the termination; and

             (d) Liberty is no longer obligated to pay the Servicing Fee or the Bonus Servicing Fee.

                                   ARTICLE XI
                          GENERAL TERMS AND CONDITIONS

        Section 11.0 OWNERSHIP AND POSSESSION. All Remittances, records and files described in Article III, and Borrower Records and associated Contract Rights are the sole and exclusive property of Liberty. Any possession of such items by Servicer is temporary, in trust for the benefit of Liberty, and subject to the superior ownership and possession rights of Liberty. Servicer has no interest in, and shall not create or convey an interest in, Remittances or Borrower Records and associated Contract Rights.

        Section 11.1 ENTIRE AGREEMENT. This Agreement and the documents incorporated by reference herein, express the entire agreement of the parties hereto, and supersede all prior promises, representations, understandings, arrangements and agreements between the parties with respect to the subject matter contained herein. The parties hereto further acknowledge and agree that neither of them has made any representations to induce the execution and delivery of this Agreement except those expressly set forth herein. This Agreement may not be amended or modified except in writing signed by Liberty and Servicer.

        Section 11.2 APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Connecticut.

        Section 11.3 NOTICES. Any notice, request, demand, instruction or other communication to be given any party hereto in writing shall be effective upon delivery during regular business hours at the offices of Servicer and Liberty hereinafter set forth. Such communications shall be given by telecopy, commercial delivery service, or sent by certified mail, postage prepaid and return receipt requested as follows:


                          If to Servicer:

                                  First Enterprise Financial Group, Inc.
                                  Attn:    Michael P. Harrington
                                  500 Davis Center, Suite 1005
                                  Evanston, Illinois 60201
                                  Electronic FAX (708) 866-8822

                          If to Liberty:

                                  Liberty Bank
                                  Attn:    Mr. Frederic W. Dauch
                                           Vice President
                                  315 Main Street
                                  Middletown, Connecticut   06457
                                  Electronic FAX (860) 344-9217

                          With a copy to:

                                  Harry B. Heller, Esq.
                                  Heller, Heller & McCoy
                                  736 Norwich-New London Turnpike
                                  Uncasville, Connecticut   06382
                                  Electronic FAX (860) 848-4003


        Section 11.4 HEADINGS. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only. The paragraph headings shall not be used in the interpretation of this Agreement.

        Section 11.5 ATTORNEY'S FEES. In the event of any action at law or suit in equity or a claim in bankruptcy or other proceeding to enforce this Agreement, the prevailing party shall be entitled to recover all costs incurred in such action or suit from the non-prevailing party, including actual attorneys' fees incurred.

        Section 11.6 SEVERABILITY. If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

        Section 11.7 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Servicer may not assign this Agreement or any right or obligation hereunder without Liberty's prior written consent and any prohibited assignment shall be void ab initio. Liberty shall have the right, without the consent of Servicer, to securitize or otherwise assign, or sell in whole or in part, some or all of the Purchased Contracts, or its interest in and rights under this Agreement and to designate any person or entity to exercise any rights of Liberty hereunder, and the assignee or designee shall accede to the rights and obligations hereunder of Liberty with respect to such Purchased Contracts. Such an assignment shall not release Liberty of any obligations to the Servicer without Servicer's consent, which shall not be unreasonably withheld. All references in the Agreement to Liberty shall be determined to include its assignee or designee.

        Section 11.8 WAIVER. The failure or delay of either party to strictly enforce the terms of this Agreement shall not be a waiver of the party's right to do so. A party can only waive a right under this Agreement if the waiver is in writing, identifies the right being waived, and is signed by the party waiving the right. Any approval of a document or procedure by Liberty shall not be a waiver of Liberty's rights regarding any breach of this Agreement arising from the procedure or document.

        Section 11.9 OFFSET. Liberty has the right to offset, apply, or recoup any obligation of Servicer to Liberty against any obligations or payments Liberty owes to Servicer, or against any property of Servicer held by Liberty. Servicer waives any right to offset, apply, counterclaim or recoup any obligation it owes to Liberty.

        Section 11.10 WAIVER OF JURY TRIAL. Liberty and Servicer hereby WAIVE ANY RIGHT TO A TRIAL BY JURY, for a claim based on an Event of Default or otherwise arising from or related to this Agreement.

This Agreement is entered into as of April 4, 1996.

                                         FIRST ENTERPRISE FINANCIAL GROUP, INC.



                                         By Michael Harrington
                                           -------------------------------------
                                            Michael Harrington, its President

                                         LIBERTY BANK



                                         By Frederic W. Dauch
                                           -------------------------------------
                                           Frederic W. Dauch, its Vice President